ESI and Zygo Announce Termination of Merger Agreement

     Portland, OR and Middlefield, CT—April 2, 2009. Electro Scientific Industries, Inc. (NASDAQ: ESIO) and Zygo Corporation (NASDAQ: ZIGO) today announced that they have terminated the Agreement and Plan of Merger, dated October 15, 2008, among ESI, Zygo and Zirkon Merger Sub, LLC. As part of the termination, ESI received a break up fee of $5.4 million relating to the Zygo Board of Directors’ withdrawal of its recommendation in favor of the merger of ESI and Zygo; Zygo will be required to pay an additional $1.2 million in the event Zygo announces within the next six months that its Board has approved an alternative transaction proposal for the sale of its business; and each of ESI and Zygo exchanged mutual general releases. Both Bruce Robinson, Chairman and CEO of Zygo, and Nicholas Konidaris, President and CEO of ESI, expressed hope that ESI and Zygo will be able to explore ways of working together in the future.

About ESI, Inc.

     ESI is a pioneer and leading supplier of world-class photonic and laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

About Zygo Corporation

     Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets. Founded in 1970, Zygo Corporation is headquartered in Middlefield, Conn. Additional information about Zygo is available at www.zygo.com.